Amendment

XinaoMDT Technology Co Ltd. ("XMDT") a joint venture company with a principal office at 30 Hongrun Road, Longfang Economic and Technology Development Zone, Longfang, Hebei, People's Republic of China, and DOBI Medical, Inc. ("DBMI"), a New Jersey Company whose principal offices are at 10 Forest Ave, Suite 220, Paramus, NJ 07652, USA (formerly 1200 MacArthur Blvd, Mahwah, NJ 07430, USA) have entered into an agreement on February 14, 2007, whereby DBMI granted XMDT the worldwide exclusive right to manufacture, develop, distribute, and service the Comfort Scan system.

DBMI and XMDT agree to amend the agreement as follows.

Paragraph 1.2 is removed in its entirety and replaced with the following language.

"Patents" shall mean those patents listed in Exhibit A.
"Trademarks" shall mean those trademarks listed on Exhibit A plus the name "DOBI Medical International, Inc. ".

Paragraph 3.2 is removed in its entirety and replaced with the following language.

Upon signing this amendment, DBMI will immediately issue an invoice in the amount of $150,000 to XMDT as the first payment for the Intellectual property and instruct the attorneys Burns & Levinson, LLP to execute the transfer of DBMI's interest in the intellectual property to XMDT's USA agent, DOBI Global, LLC. Upon Burns & Levinson's confirmation of the completion of the transfer, DBMI will issue a second invoice in the amount of $100,000 to XMDT for the balance of the payment for the sale of the intellectual property. During the event of the IP transfer after the reciept of the above $150,000 payment, XMDT's USA agent, DOBI Global, LLC, will automatically have the rights of all the IP. In the event payment is not made within 25 days of receiving the second invoice after the confirmation of the completion of the transfer, all Intellectual Property will revert to DBMI.
License fees. The termination date of this agreement is February 14, 2013. XMDT's USA agent, DOBI Global, LLC, shall pay DBMI a royalty of Nine Thousand Dollars ($9,000) for each Device delivered to a customer prior to February 14, 2012. For each device delivered to a customer after February 14, 2012 but prior to February 14, 2013, DOBI Global shall pay DBMI a royalty of two thousand five hundred dollars ($2,500) if the IP transfer described above is executed as the above schedule.
DOBI Global will report deliveries of Devices at the end of each calendar quarter and pay its royalty obligation within 15 days of the end of that calendar quarter. In the event that a payment is not made within 15 days of the end of a calendar quarter, this agreement will be in default. In the event payment is not made within 25 days of the end of the calendar quarter, all Intellectual Property will revert to DBMI.
XMDT designates the successor company to DBMI as the non-exclusive sales agent for XMDT to distribute Comfort scan or CS-2 devices or any derivative device within the jurisdiction of the USA, conditioned upon US FDA approval of the device. This non-exclusive distribution agreement shall extend to February 14, 2016. The USA non-exclusive distributorship of DBMI should follow XMDT's USA distribution guidance and policy. Detailed agreement with terms and conditions to DBMI successor company's non-exclusive distribution of derivative devices in the USA could be negotiated accordingly

08/14/2011

9/26/2011

This amendment is effective on September 16, 2011

XinaoMDT Technology Co LTD
Name
Title /President
Date 09/14/2011

DO[illegible] Medical International, Inc
Name [illegible]
Title PRESIDENT
Date 9/16/2011